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                                                                    Exhibit 99

                   WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                           FORM 10-QSB JUNE 30, 1998

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended June 30, 1998:

          Net income                                            $    986,000
          Add:  Minimum lease payments received,
                net of interest income earned,
                on leases accounted for under the
                financing method                                       1,000
                Proceeds on sale of property                       1,910,000

          Less: Gain on sale of property                           (967,000)
                    Cash to reserves                                (20,000)
                                                                ------------

          Cash Available for Distribution                       $  1,910,000
                                                                ============

          Distributions allocated to Limited Partners           $  1,910,000
                                                                 ============


     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 1998:

          Entity Receiving                   Form of
           Compensation                    Compensation                   Amount
           ------------                    ------------                   ------

          Winthrop
          Management LLC                Property Management Fees         $  70

          WFC Realty Co., Inc.          Interest in Cash
          (Initial Limited Partner)     Available for Distribution       $ 761


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